EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is entered into by and between J. Scott Kamsler (“Kamsler”) and Exar Corporation, on behalf of itself and each of its subsidiaries (collectively, the “Company”).

WHEREAS, Kamsler is currently employed by the Company as its Chief Financial Officer and Senior Vice President pursuant to the terms of a letter agreement between Kamsler and the Company, dated December 29, 2008 (the “Employment Agreement”);

WHEREAS, Kamsler’s employment with the Company terminated, effective June 23, 2009;

WHEREAS, the Company and Kamsler agree that, subject to Kamsler entering into this Agreement, and subject to the terms and conditions contained herein, the Company will provide Kamsler as severance pay an amount equal to six months of his base salary, less standard withholdings and deductions;

WHEREAS, any capitalized terms that are not defined herein shall have the meaning set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Kamsler agree as follows:

1. Effective Date: This Agreement shall become effective on the eighth day after Kamsler delivers to the Company a fully-executed version of this Agreement (the “Effective Date”), provided that Kamsler does not revoke this Agreement before such day pursuant to Section 9(e) below.

2. Separation from Employment: The parties agree that Kamsler’s employment with the Company in any capacity terminated, effective June 23, 2009 (the “Separation Date”). As of the Separation Date, by executing this Agreement, Kamsler agrees that he no longer holds the title of, or performs services as, the Company’s Chief Financial Officer, Senior Vice President or in any other position of employment with the Company.

3. Severance Benefits: Provided that Kamsler complies with the terms and conditions of this Agreement and his Employee Proprietary Rights and Nondisclosure Agreement dated February 19, 2007 (the “Proprietary Rights Agreement”) attached hereto as Exhibit A, Kamsler shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

a. Severance Pay. The Company shall pay Kamsler severance pay in the amount of $145,000, less standard withholdings and authorized deductions (the “Severance Pay”). The Severance Pay will be paid in equal installments in accordance with the Company’s standard payroll schedule beginning with the first regularly scheduled payroll payment date after the Effective Date until the last regular payroll payment date on or prior to the six (6) month anniversary of the Effective Date.

b. Health and Welfare Benefits: Kamsler shall have the option to convert and continue health and dental insurance for himself and his eligible dependents after the Separation Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Kamsler timely exercises his right to convert his health and dental insurance for himself and his eligible dependents, Kamsler will be responsible for paying the COBRA premiums and the Company shall reimburse Kamsler for the COBRA premiums for the period commencing on the Effective Date and ending on the earlier of: (i) the six (6) month anniversary of the Effective Date, or (ii) the maximum period of time the Company is required to provide Kamsler and his eligible dependants health continuation coverage under COBRA. COBRA premiums paid by Kamsler and submitted to the Company for reimbursement during the six months following the Effective Date will be reimbursed by the Company within 30 days following receipt of evidence of payment.

c. Mitigation: Kamsler will not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any compensation earned by Kamsler as a result of employment by another employer or otherwise.

4. Termination Of Contractual Relationship: Except as arising out of this Agreement, the Proprietary Rights Agreement, the Indemnity Agreement dated February 19, 2007 (the “Indemnity Agreement”), the Stock Unit Award Agreements for the grants of restricted stock units made on March 1, 2007, October 1, 2007, August 31, 2007 and April 1, 2008 (collectively, the “RSU Agreements”), and the Stock Option Agreements (the “Stock Option Agreements”) for the stock option grants made on March 1, 2007, July 11, 2007, October 1, 2007 and April 1, 2008 (collectively, the “Stock Option Grants”), the parties have no further contractual relationship and Kamsler will have no right to reinstatement with the Company or any subsidiary.

5. No Other Compensation or Benefits: Except as expressly set forth herein in Sections 3 and 12 of this Agreement, Kamsler acknowledges that he will not receive, and is not entitled to receive, any additional compensation, severance or benefits after the Separation Date. Within one business day of the Separation Date, the Company shall pay Kamsler in full for all of his accrued wages, time off adjustment and paid-time off that he earned through the Separation Date. Kamsler agrees to submit any business expenses that he incurred in the scope of his employment within twenty-one (21) days following the Separation Date. The Company will reimburse Kamsler for all outstanding business expenses in accordance with the Company’s expense reimbursement policy.

6. No Admission of Liability Or Wrongdoing: This Agreement does not constitute an admission by the Company or Kamsler of any violation of federal, state or local law, ordinance or regulation or of any violation of the Company’s policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company or Kamsler. This Agreement may be introduced, however, in any proceeding to enforce the Agreement.

7. Release:

a. Release by Kamsler. Kamsler, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its and their subsidiaries, parent, or affiliated partnerships and corporations, past and present, as well as each of its and their directors, officers, trustees, shareholders, members, partners, representatives, attorneys, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Company Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of or in any way connected with any acts or omissions committed or omitted by Company Releasees prior to the date of this Agreement, including but not limited to Kamsler’s employment and termination of employment with the Company or any other relationship with, interest in or termination of relationship with any Company Releasees, including without limiting the generality of the foregoing, any claim for wages, vesting, overtime, salary, severance pay, director compensation, commissions, bonus or similar benefit, car allowance, sick leave, pension, retirement, vacation pay, paid time off, life insurance, health or medical insurance, including coverage under the Company’s Executive Health Plan, or any other fringe benefit, or disability, or any Claim pursuant to any federal, state or local law, statute or cause of action including, but not limited to: the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the California Fair Employment and Housing Act, as amended; the California Family Rights Act; the California Labor Code; the Sarbanes-Oxley Act; tort law; contract law; wrongful discharge; discrimination; retaliation; harassment; fraud; defamation; emotional distress; breach of the implied covenant of good faith and fair dealing; or breach of the Executive Officer’s Change of Control Severance and Benefit Plan. Notwithstanding any provision of this Section 7, Kamsler shall not hereby release any claim with respect to (i) Kamsler’s continuing rights created by or arising out of this Agreement, the Indemnity Agreement, the RSU Agreements, the Proprietary Rights Agreement, and the Stock Option Agreements; (ii) vested benefits, if any, under the Company’s 401(k) plan, in accordance with the terms of that Plan, COBRA health care and dental care continuation coverage, life insurance conversion rights, unemployment compensation, workers’ compensation or disability insurance, or (iii) indemnification by the Company pursuant to the Company’s certificate of incorporation, by-laws, and applicable law.

b. Release by the Company. Except for those obligations created or confirmed by or arising out of this Agreement, and except as provided below, the Company hereby covenants not to sue and releases and discharges Kamsler and his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them (“Kamsler Releasees”) from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Kamsler’s employment or any other relationship with, interest in or termination of relationship with any Company Releasees with the Company, or any other occurrences, actions, omissions or claims whatsoever, known or unknown, suspected or unsuspected, which the Company now owns or holds or has at any time heretofore owned or held as against Kamsler, provided, however, that such release of Kamsler shall not extend to any claims, known or unknown, suspected or unsuspected, against Kamsler that arise out of facts which demonstrate that Kamsler engaged in reckless, fraudulent or intentional acts or omissions that (i) constitute a breach of fiduciary duty, (ii) constitute a crime under any federal, state, or local statute, law, ordinance or regulation, or (iii) give rise to a right of recovery by the Company under any applicable policies of insurance and as to which the insurer has a right to subrogation against Kamsler; and provided further, that the foregoing release shall not be construed to release Kamsler from any of his ongoing obligations under Sections 10, 11, 13, 16, 17, or 19 of this Agreement, or Kamsler’s continuing obligations under the Stock Option Agreements, the RSU Agreements and the Proprietary Rights Agreement, and nothing in this Section 7 shall be deemed in any way to waive, settle or release any of the Company’s rights under those Sections or agreements.

8. Section 1542 Waiver: In executing this Agreement, and except as expressly stated in this Agreement, Kamsler intends for it to be effective as a general release to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Kamsler hereby expressly waives any rights and benefits conferred by SECTION 1542 OF THE CALIFORNIA CIVIL CODE, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Kamsler acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist against Company Releasees, respectively, with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Kamsler hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Kamsler acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

9. Waiver Of Age Discrimination Claims: Kamsler expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA which have arisen on or before the date of execution of this Agreement. Kamsler also expressly acknowledges and agrees that:

a.	In return for this Agreement, Kamsler will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement;

b.	Kamsler is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	Kamsler is hereby informed that he has 21 days within which to consider whether to sign and accept the terms of this Agreement and that if he wishes to execute this Agreement prior to the expiration of such 21-day period, he will execute the Acknowledgment and Waiver attached hereto as Exhibit B;

d.	Nothing in this Agreement prevents or precludes Kamsler from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

e.	Kamsler is hereby informed that he has seven (7) days following the date he executes the Agreement in which to revoke it, and this Agreement will become null and void if Kamsler elects revocation during that time. To be valid and effective, any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Kamsler validly exercises his right of revocation, neither the Company nor Kamsler will have any obligations under this Agreement.

10. Proprietary Rights Agreement. Kamsler acknowledges that he has continuing obligations to the Company under the Proprietary Rights Agreement that remain in effect beyond the termination of his employment. A copy of the Proprietary Rights Agreement is attached hereto as Exhibit A and is expressly incorporated into this Agreement.

11. Return of Company Property and Proprietary Information: Kamsler acknowledges that, by no later than the Separation Date, he shall return to the Company all Company Property and Confidential Information that are in his possession, custody or control unless directed otherwise by the Company. For purposes of this Agreement, the term “Company Property” shall mean all personal computers, laptop computers, transfer phone number, security cards, keys, diskettes, personal digital assistants or pda’s, and other equipment or property owned by the Company that was provided to Kamsler during his employment. For purposes of this Agreement, the term “Confidential Information” shall have the same meaning as used in the Proprietary Rights Agreement. Kamsler further agrees to make a diligent search for any Company Property and Company documents or information in his possession or control prior to the Effective Date. In addition, (i) Kamsler will complete any forms necessary, including those of any banking institution, to remove his name from any list of Company authorized signatories, (ii) Kamsler will execute any requested letters of resignation with respect to the Company or its subsidiaries, and (iii) Kamsler shall otherwise assist the Company in taking all actions required to confirm that all Company property has been returned and that full ownership of all Company property is vested solely in the Company.

12. Equity:

a. Stock Options: The parties agree that Kamsler has outstanding options as of the Separation Date under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) to purchase 167,000 shares of the Company’s Common Stock (the “Options”) as follows:

Grant Date	Plan/Type	No. of Shares Subject to Grant	Price	No. of Shares Outstanding/ Unreleased	No. of Vested Shares	No. of Unvested Shares
3/1/2007	2006 Plan	87,500	$13.39	87,500	43,750	43,750
7/11/2007	2006 Plan	50,000	$13.75	50,000	12,500	37,500
10/01/2007	2006 Plan	19,500	$13.36	19,500	4,875	14,625
4/1/2008	2006 Plan	10,000	$8.48	10,000	2,500	7,500

As set forth above, of the 167,000 shares of Common Stock subject to the Options, the Options were vested with respect to 63,625 shares as of the Separation Date and were unvested with respect to 103,375 shares as of the Separation Date. The Options, to the extent unvested as of the Separation Date, are cancelled as of such date, and Kamsler has no further rights with respect thereto or in respect thereof. The Options, to the extent outstanding and vested as of the Separation Date, will remain exercisable only through the end of the applicable exercise period following the Separation Date as provided in the 2006 Plan and the applicable option agreement. No portion of the Options will vest following the Separation Date.

b. Restricted Stock Units: The parties agree that Kamsler holds outstanding awards of restricted stock units as of the Separation Date under the 2006 Plan covering 46,546 shares of Common Stock (the “RSUs”) as follows:

Grant Date	Plan/Type	No. of RSUs Subject to Grant	No. of RSUs Vested and Released	No. of Unvested RSUs
3/1/2007	2006 Plan	35,167	20,584	14,583
8/31/2007	2006 Plan	1,545	1,545	0
10/1/2007	2006 Plan	6,500	2,167	4,333
4/1/2008	2006 Plan	3,334	834	2,500

As set forth above, of the 46,546 RSUs outstanding as of the Separation Date, 25,130 RSUs have vested and been released and 21,416 RSUs are unvested. Such unvested RSUs are cancelled as of the Separation Date, and Kamsler has no further rights with respect thereto or in respect thereof.

c. No Further Rights: Except as set forth in this Section 12, Kamsler acknowledges and agrees that, he shall have no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any Company Releasee.

13. Warranty of Noninterference With Company Operations: For a period of two years following the Separation Date, Kamsler shall not, directly or indirectly, for his own account or for the account of any other person or entity (other than the Company):

a. solicit, encourage, or induce any person who is employed by or otherwise engaged to perform services for the Company to terminate their employment or engagement with the Company; or

b. use the Company’s proprietary, confidential and/or trade secret information, including any Confidential Information, to induce, attempt to induce or knowingly encourage any Customer of the Company to divert any business or income from the Company, or to stop or alter the manner in which they are then doing business with the Company. For purposes of this Agreement, “Customer” shall mean any individual or business firm or entity that is, or within the prior 24 months was, a customer or client of the Company, or whose business was actively solicited by the Company within the prior twelve (12) months; or

c. take any actions or make any statements that purports to bind the Company in any manner, or interferes with or harms the Company’s existing or prospective relationships with the Company’s customers, vendors, lawyers, bankers, investors, directors, or other business relationships.

14. Non-Disparagement: Kamsler agrees that he shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding the Company or its officers, directors, trustees, employees, partners, owners, affiliates, or agents, in any manner that is intended to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements to the media, former and present employees, consultants or customers of the Company, or existing or potential investors of the Company. The Company agrees that its officers and directors will not make any disparaging remarks, or any remarks that could be construed as disparaging, whether orally or in writing, regarding Kamsler that is intended to be harmful to Kamsler’s business or personal reputation. Nothing in this Section 14 is intended to prohibit Kamsler from testifying or responding truthfully in response to any court order, arbitral order, subpoena or government investigation, provided that Kamsler: (i) provides written notice to the Company within seven business days of receiving any such order, subpoena or request for information from any governmental agency and (ii) cooperates with the Company to the extent the non-disclosing party elects to object to such subpoena, court order, or governmental investigation.

15. Cooperation: Kamsler shall reasonably cooperate with the Company in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company with respect to matters relating to Kamsler’s employment with or service as an officer of the Company (collectively, “Litigation”) or (b) any audit of the Company’s financial statements with respect to the period of time when Kamsler was employed by the Company (“Audit”). Kamsler acknowledges that such cooperation may include, but shall not be limited to, Kamsler making himself available to the Company (or its attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company in a form and within a timeframe requested by the Board with respect to the Company’s financial statements for the period in which Kamsler was employed by the Company; and (v) turning over to the Company any documents relevant to any Litigation or Audit that are or may come into Kamsler’s possession. The Company shall reimburse Kamsler for reasonable travel expenses incurred in connection with providing the services under this Section 15 upon Kamsler’s submission of receipts.

16. Warranty of No Other Actions: Kamsler hereby represents and warrants to the Company that he has not filed any lawsuit or administrative action against the Company or any other Company Releasee with any court, arbitration proceeding or governmental agency.

17. Assignments: Kamsler warrants and represents to the Company that he has not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Kamsler shall defend, indemnify and hold harmless the Company and the Company and Company Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. The Company may assign this Agreement, including any and all rights under this Agreement, without notice in its sole discretion. This Agreement is personal to Kamsler and may not be assigned, in whole or in part, by Kamsler.

18. Waivers: No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and, then, only to the specific purpose, extent and instance so provided.

19. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in the State of California and without regard to conflicts of laws doctrines.

20. Arbitration:

a. Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Kamsler’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in Alameda County, California; before a single arbitrator, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes as modified by the terms and conditions contained in this paragraph. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in any arbitration brought hereunder and shall resolve any dispute as to the reasonableness of any fee or cost.

b. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any controversy relating to the arbitration, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

21. Authority. The Company represents and warrants that all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement have been taken.

22. Severability: If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application and, therefore, the provisions of this Agreement are declared to be severable.

23. Entire Agreement: With the exception of the Stock Option Agreements, the RSU Agreements, the Indemnity Agreement, the Stock Option Grants, and the Proprietary Rights Agreement, this instrument constitutes and contains the entire agreement and understanding concerning Kamsler’s employment and the other matters addressed. The parties intend it as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters, and expressly supersedes and eliminates any rights Kamsler may have, if any, under the Executive Health Plan, the Executive Officers’ Change in Control Severance and Benefit Plan, and the 2010 Executive Officer Bonus Plan. This is a fully integrated document. This Agreement may be modified only with a written instrument executed by both parties.

24. Voluntary Counsel: Kamsler agrees and acknowledges that he has read and understood this Agreement prior to signing it, has entered into this Agreement freely and voluntarily and has had the opportunity to receive legal advice from counsel of his own choosing prior to entering into this Agreement.

25. Notices: All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by telecopy or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the Company or to Kamsler, as applicable, as follows:

To the Company:

Attn: Secretary

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Fax: 510-668-7002

w/ copies to

Attn: Stephen Sonne

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94010

Fax: 650-473-2601

To Kamsler:

J. Scott Kamsler

18321 Chadbourne Lane

Monte Sereno, CA 95030

26. Section Headings: Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning of interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

/s/ J. Scott Kamsler	Dated: June 23, 2009.
J. Scott Kamsler

EXAR CORPORATION

By:	/s/ Pete Rodriguez	Dated: June 23, 2009.
Pete Rodriguez
Chief Executive Officer
EXAR CORPORATION